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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934

                           Commission File No. 0-16840
                                              ------------

                                PSH Master L.P.I
             (Exact name of registrant as specified in its charter)

                      P.O. Box 18035, Columbus, Ohio 43218
                                 (614) 227-4235

          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                        Units of Limited Partner Interest
            (Title of each class of securities covered by this form)

                                      None

          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

                  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   /X/        Rule 12h-3(b)(1)(ii)  / /
         Rule 12g-4(a)(1)(ii)  / /        Rule 12h-3(b)(2(i)    / /
         Rule 12g-4(a)(2)(i)   / /        Rule 12h-3(b)(2)(ii)  / /
         Rule 12g-4(a)(2)(ii)  / /        Rule 15d-6            / /
         Rule 12h-3(b)(1)(i)   /X/

                  Approximate number of holders of record as of the certification or notice date: None

                  Pursuant to the requirements of the Securities Exchange Act of 1934, PSH Master L.P.I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:   December 30, 1999    PSH MASTER L.P.I


                              By: PC Development Limited Partnership
                                  General Partner

                                  By: PH Management Company
                                      General Partner


                                      By:  /s/ Stephen C. Denz
                                           -------------------
                                           Stephen C. Denz, Controller and
                                           Secretary of PH Management Company